Thomas W. Sloop
President & Chief Executive Officer
Superior Biotechnologies Corporation
1200 Smith Street, Suite 1600
Houston, Texas 77002
713-703-1772

8 May, 2008

Mr. Robert K. MacLean
Principal
Tribune Capital Partners S.A.
1-3 Rue Chantepoulet
CH-1206 Geneva, Switzerland

Mr. Ian Grant, President
Raven Biofuels International Corporation
61 South Paramus Road
Paramus, New Jersey 07652

Dear Messrs. MacLean & Grant:

     This letter of intent (this “Letter of Intent”) outlines certain terms and conditions pursuant to which Superior Biotechnologies Corporation f/k/a Raven Biofuels International Corporation f/k/a Raven International Energy Corporation, a Delaware corporation (“Superior”), Raven Biofuels International Corporation, a Nevada corporation (“RVBF”), and Tribune Capital Partners S.A. (“Tribune”), propose to settle, indemnify, and release all claims against all the other parties (the “Transaction”). This Letter of Intent does not contain all matters on which agreement must be reached in order for the Transaction to be consummated, as this Letter of Intent is intended solely as an outline of certain material terms. Any agreement between Superior, RVBF, and Tribune (except for the binding provisions of paragraphs 4 - 7) shall be subject to the execution of a definitive agreement (the “Transaction Agreement”). Superior, RVBF, and Tribune are collectively referred to herein as the “Parties.”

1.	Transaction Structure. The Transaction shall be made in accordance with this Letter of Intent or by a similar transaction that has comparable economic consequences to the Parties.

2.	Transaction Agreement. Any agreement between the Parties shall be subject to the execution of definitive documents in forms satisfactory to each party and their respective counsel. The Parties agree that the Transaction Agreement will contain, without limitation, the following:

a.	An Asset Sale and Purchase of a major part of the Assets of Superior by RVBF. The assets are:

i.	Technology License Agreement. Superior shall agree to sell, assign, transfer, and convey all of its right, title, and interest in and to that certain Technology License Agreement, dated 7 July 2007, by and between Superior and Pure Energy Corporation (“Pure”), to RVBF and Tribune. RVBF shall agree to indemnify Superior from all claims from Pure or Pure’s affiliates related to the sale and assignment of the Technology License Agreement to RVBF, as part of the Transaction Agreement.

ii.

India Project Funding Agreement. Superior shall agree to sell, assign, transfer, and convey all of its right, title, and interest in and to that certain India Project Funding Agreement, dated 7 July 2007, by and between Superior and Pure, to RVBF and Tribune. RVBF shall agree to indemnify Superior from all claims from Pure or Pure’s affiliates related to the sale and assignment of the India Project Funding Agreement to RVBF, as part of the Transaction Agreement.

iii.	Website address of www.ravenbiofuels.com.

iv.	Logo and all associated artwork -
v.	Corporate Names – Raven, Raven International Energy, and Raven Biofuels International.

b.

Convertible Loan Note Agreement. RVBF shall agree to assume that certain Convertible Loan Note Agreement, dated 14 September 2007, by and between Superior and Tribune (the “Note”). Superior shall no longer have any obligation whatsoever to Tribune regarding the Note. Tribune shall acknowledge that all indebtedness and obligations of Superior under or in respect of the Note shall be deemed to be and shall be paid and discharged in full, and all liens on and security interests in any of Superior’s property or assets that may have been granted to Tribune shall be deemed to be automatically terminated and released.

c.

Advisory and Private Placement Engagement Letter. The Parties shall agree to terminate that certain Advisory and Private Placement Engagement Letter, dated 8 October 2007, by and among Superior and Tribune (the “Tribune Advisory Agreement”), with none of the Parties having any further duties, responsibilities or obligations to any other party under the Tribune Advisory Agreement. Additionally, all Parties shall agree to irrevocably waive all rights and claims that such party may have or have had under the Tribune Advisory Agreement.

d.	Transaction price: U.S. $75,000.00 (Seventy-Five Thousand U.S. Dollars and No Cents) payable to Superior upon execution of the final documents.

e.

Mutual Release and Wavier. The Parties shall agree to release, acquit, and discharge any other party of the Transaction Agreement from any and all (i) claims and other theories of liability or recovery of whatsoever type or nature, and (ii) damages and other components of relief or recovery of whatsoever type or nature, related to: the Transaction Agreement; the Note; that certain Business Deal dated 7 December 2007, by and between RVBF and Superior (the “Business Deal”); that certain Asset Purchase and Sale Exchange Agreement dated 17 January 2008, by and between RVBF and Superior, which superseded and replaced the Business Deal; or any other agreement referenced herein.

f.

Non-Compete. RVBF and Tribune shall agree to non-competition and confidentiality provisions for a period of three (3) years. Such provisions will prohibit RVBF OR Tribune from operating, engaging in, or investing in entities that engage in any business related to the biofuels industry in Vietnam to the fullest extent permissible by law. Such provisions will also preclude RVBF OR Tribune or entities in which their affiliates have an investment from soliciting for employment Superior’s or its affiliates’ employees during such period. It would also prohibit RVBF OR Tribune or entities in which their affiliates have an investment from soliciting the customers or suppliers of Superior or its affiliates for such period.

g.	Legal Fees. Parties shall bear their own legal fees needed for the preparation and execution of this Letter of Intent and the final documentation.

h.

Non-Disparagement. The Parties shall agree to indefinitely refrain from publishing any oral or written statements about any other party to the Transaction Agreement, or any of such party’s officers or employees, that are slanderous, libelous, disparaging, or defamatory.

i.

Raven Website References. RVBF shall immediately remove upon execution of the Transaction Agreement all references to developing projects in Vietnam, or any references to Vietnam whatsoever, from the RVBF website, and shall not reference Vietnam or the development of projects in Vietnam for the duration of the three-year non-competition provision.

j.

Conditions to Execution. Superior’s obligations to execute the Transaction Agreement will be subject to the execution and delivery of the Nick DeVito release, waiver, and redemption, more fully discussed in paragraph 3 herein.

Promptly after the date hereof, the parties will engage in negotiations with a view to executing the Transaction Agreement and its ancillary documents by June 9, 2008.

3.	Nick DeVito. Concurrently upon Superior executing the Transaction Agreement, Nick DeVito shall perform the following:

a.

Release. Nick DeVito shall release, acquit, and discharge Superior from any and all (i) claims and other theories of liability or recovery of whatsoever type or nature, and (ii) damages and other components of relief or recovery of whatsoever type or nature, related to all agreements, oral or written, under which Superior and Nick DeVito are parties.

b.	Waiver. Nick DeVito shall waive any right or claim under those certain Employment Agreements, dated 1 January 2007 and 1 October 2007, by and between Nick DeVito and Superior.

c.

Redemption. In consideration of U.S. $400.00 (Four Hundred U.S. Dollars and No Cents), all right, title, and interest in the 400 shares of Superior capital stock owned by Nick DeVito shall be transferred and assigned to Superior, with assurances that the shares have not been sold, assigned, pledged, or transferred to any third party. Additionally, Raven International Energy Corporation stock certificate No. 002, dated April 2007, shall be delivered to Superior.

4.	Governing Law. This Letter of Intent shall be governed by and construed under the laws of the State of Texas without giving effect to principles of conflict of laws. The parties agree and consent to the exclusive jurisdiction of the courts of the State of Texas, or the Federal District Court for the Southern District of Texas, all located in Harris County, Texas, in any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Letter of Intent. Each party hereby irrevocably consents to the service of any and all process in any such suit, action or proceeding by registered or certified mail addressed and sent to the chief executive officer of such party at such party’s main or central office.

5.	Expenses. Each of the Parties shall bear their own expenses, including without limitation, any fees paid to attorneys representing a specific party.

6.

Termination/Expiration. This Letter of Intent shall expire at the earlier of (a) June 1, 2008, except as may be extended by mutual agreement of the parties, or (b) the execution and delivery of the Transaction Agreement by all parties thereto. The binding provisions of paragraphs 4 -7 shall survive the expiration or termination of this Letter of Intent.

7.	Counterparts. This Letter of Intent may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.
If the foregoing is acceptable and sets forth the mutual understanding concerning these matters, please indicate by signing below.

RAVEN BIOFUELS INTERNATIONAL CORPORATION

By:	/s/ Ian Grant
Ian Grant, President

TRIBUNE CAPITAL PARTNERS S.A.

By:	/s/ Robert K. MacLean
Robert K. MacLean, Partner

ACCEPTED AND AGREED TO:
Date: 5/26/08

SUPERIOR BIOTECHNOLOGIES CORPORATION

By: /s/ Thomas W. Sloop
Thomas W. Sloop, CEO